EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment No. 1 to Registration Statement (No. 333-168445) on Form S-4 of our report dated April 15, 2010, relating to our audits of the consolidated financial statements of Atlantic BancGroup, Inc. and Subsidiaries appearing in Atlantic BancGroup, Inc.'s Form 10-K/A as filed with the Securities and Exchange Commission on August 10, 2010 and in the Prospectus, which is part of this Registration Statement of Jacksonville Bancorp, Inc.

We also consent to the reference to our firm under the captions “Experts” in such Prospectus.

/s/ Mauldin & Jenkins, LLC

Albany, Georgia
September 20, 2010